Exhibit 99.0

[Letterhead of SGBN]

To:	Mattel International Holdings B.V. SINGAPORE
1 Scotts Road
Unit 23-06 Shaw Center
Singapore 0922

Mattel France S.A.S.
27-33 rue d’Antony Silic 145
94523 Rungis Cedex
France

Mattel GmbH
Postfach 10 20 70
63266 Dreieich
Germany

June 14th, 2005

Dear Sirs

Master Agreement for the Transfer of Receivables dated 30th November, 2001 between yourselves as the Bank, Mattel France S.A. and Mattel GmbH as the Sellers and ourselves as the Depositor (the “Master Agreement”)

We refer to the Master Agreement and terms defined therein shall have the same meaning when used in this letter. You have requested the extension of the Commitment Termination Date pursuant to Clause 2.2(b) of the Master Agreement.

We agree to your request, such that the definition of Commitment Termination Date in Clause 1.1 of the Master Agreement shall be amended to read as follows:

“Commitment Termination Date

means the earliest of the following dates:

(a)	23th june 2006 or, if that is not a Business Day, the immediately preceding Business Day (as this date may be extended from time to time in accordance with Clause 2.2 (Duration of Commitment)); or

(b)	the date on which the Commitment is terminated in accordance with Clauses 17.1 (Reduction of the Maximum amount of the Bank’s Funding), 15.17 (Termination) or 21.1 (Gross up).”

This amendment to the Commitment Termination Date is subject to the following conditions which allow to strengthen the transaction :

1.	the excess concentration formula will be amended with a maximum concentration on Toys’R us Group at 3% of the eligible receivables. This change is not expected to have an impact on the actual level of financing received by Mattel.

2.	the dilution trigger has been increased for the months of march, april and may to 10% (instead of 7%) in order to take into account the specific seasonal effect of return of goods of Mattel France in particular.

This amendment shall take effect on 24th June, 2005.

Please confirm your agreement to the matters set out above by countersigning the enclosed copy of this letter and returning it to us.

This letter is governed by Dutch law and is designated a Closing Document.

Yours faithfully,

/S/ HENK VAN ROOIJEN /S/ NIEK VOLKERS
Société Générale Bank Nederland

Accepted and agreed

/Name : /	/S/ RICHARD KEI
Mattel International Holdings B.V.

/Name : /	/S/ FRANCOISE GRÉVISSE
Mattel France S.A.S.

/Name : /	/S/ HERMANN GEIS
Mattel GmbH